As filed with the Securities and Exchange Commission on June 25, 2003

Registration No.

FORM S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

MEDIA 100 INC.

(Exact name of registrant as specified in its charter)

Delaware	04-2532613
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

450 Donald Lynch Boulevard

Marlborough, Massachusetts 01752-4748

(Address, including zip code, of registrant’s principal executive offices)

2002 Stock Option and Incentive Plan

(Full title of the Plan)

Steven D. Shea

Chief Financial Officer

Media 100 Inc.

450 Donald Lynch Boulevard

Marlboro, Massachusetts 01752-4748

(508) 460-1600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Peter M. Moldave

Lucash, Gesmer & Updegrove, LLP

40 Broad Street

Boston, Massachusetts 02109

617-350-6800

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common Stock issuable under the 2002 Stock Option and Incentive Plan	950,000 shares	$1.32	$1,254,000	$101.45

(1)	Represents the fair market value of the Common Stock on June 19, 2003, based on the average of the high and low sale price reported by the NASDAQ Small Cap Market for such date.
(2)	Calculated pursuant to Rule 457(h).
(3)	Maximum aggregate offering price multiplied by .00008090.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Media 100 Inc., a Delaware corporation (the “Company” or the “Registrant”), relating to 950,000 shares of Common Stock (the “Common Stock”) in accordance with the terms of the Company’s 2002 Stock Option and Incentive Plan (the “Plan”), to be registered hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE

There are hereby incorporated by reference into this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission:

1. The Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2002.

2. The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2003.

3. The Company’s Current Report on Form 8-K dated May 14, 2003.

4. The description of the Registrant’s Common Stock which is contained in the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 1996.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. DESCRIPTION OF SECURITIES

Not Applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not Applicable.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and agents against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, proceedings whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise. The statute also provides that a corporation may purchase indemnity insurance on behalf of its directors, officers, employees, agents and certain other persons.

Article 7 of Media 100’s Certificate of Incorporation provides that a director of Media 100 shall not be liable to Media 100 for monetary damage for breach of fiduciary duty as a director, except to the extent the General Corporation Law of the State of Delaware prohibits such exculpation of liability.

Article 8 of Media 100’s Certificate of Incorporation provides that the corporation shall indemnify and upon request advance expenses to its director or officers and persons who serve as directors or officers of certain other entities at the request of Media 100 in connection with the investigation, preparation and defense of certain actions, suits, proceedings or claims. This article further provides that this right to indemnification and advancement of expenses shall not be exclusive of any other indemnification rights the person may have.

Media 100 maintains directors’ and officers’ liability insurance which provides for payment, on behalf of the directors and officers of Media 100 and its subsidiaries, of certain losses of such persons (other than matters uninsurable under law) arising from claims, including claims arising under the Act, for acts or omissions by such persons while acting as directors or officers of Media 100 and/or its subsidiaries, as the case may be.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

Item 8. EXHIBITS

4.1	Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.1 to the Annual Report on Form 10-K for the fiscal year ended November 30, 1996 of Media 100 Inc. (File No. 0-14779)).

4.2	Certificate of Designation of Series A Preferred Stock of Media 100 Inc. (filed as Exhibit 3.1 to the Current Report on Form 8-K dated May 21, 2003 (File No. 0-14779)).

4.3	By-laws of the Registrant (filed as Exhibit 3.2 to the Annual Report on Form 10-K for the fiscal year ended November 30, 1997 of Media 100 Inc. (File No. 0-14779)).

4.4	Specimen of the form of certificate representing ownership of shares of the Registrant’s Common Stock, par value $.01 per share (filed as Exhibit 4.3 to Registration Statement No. 333-24139).

5	Opinion of Lucash, Gesmer & Updegrove, LLP.

10.4	2002 Stock Option and Incentive Plan (2002).

23.1	Consent of Ernst & Young LLP

Consent of Lucash, Gesmer & Updegrove, LLP (contained in the opinion filed as Exhibit 5 to this Registration Statement).

24	Power of Attorney (included in the signature page of this Registration Statement).

Item 9. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of Part II of the Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Marlboro, Massachusetts, this 25th day of June 2003.

MEDIA 100 INC.

By:	/s/ JOHN A. MOLINARI
Name:	John A. Molinari
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes and constitutes John A. Molinari and Steven D. Shea, each of them singly, his true and lawful attorneys with full power to them, and each of them singly, to sign for him and in his name in the capacities indicated below any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, and he hereby ratifies and confirms his signature as it may be signed by said attorneys, or any of them, to any and all such amendments.

Signature	Title	Date
/s/ JOHN A. MOLINARI John A. Molinari	President and Chief Executive Officer and Director (Principal Executive Officer)	June 25, 2003

/s/ STEVEN D. SHEA Steven D. Shea	Chief Financial Officer and Chief (Principal Financial Officer and Principal Accounting Officer)	June 25, 2003

/s/ MAURICE L. CASTONGUAY	Director	June 25, 2003
Maurice L. Castonguay

/s/ ROGER W. REDMOND	Director	June 25, 2003
Roger W. Redmond

/s/ PAUL J. SEVERINO	Director	June 25, 2003
Paul J. Severino

/s/ LEWIS JAFFE	Director	June 25, 2003
Lewis Jaffe

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of the Registrant filed as Exhibit 3.1 to the Annual Report on Form 10-K for the fiscal year ended November 30, 1996 of Media 100 Inc. (File No. 0-14779)).

4.2	Certificate of Designation of Series A Preferred Stock of Media 100 Inc. (filed as Exhibit 3.1 to the Current Report on Form 8-K dated May 21, 2003 (File No. 0-14779)).

4.3	By-laws of the Registrant (filed as Exhibit 3.2 to the Annual Report on Form 10-K for the fiscal year ended November 30, 1997 of Media 100 Inc. (File No. 0-14779)).

4.4	Specimen of the form of certificate representing ownership of shares of the Registrant’s Common Stock, par value $.01 per share (filed as Exhibit 4.3 to Registration Statement No. 333-24139).

5	Opinion of Lucash, Gesmer & Updegrove, LLP.

10.4	2002 Stock Option and Incentive Plan (2002).

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Lucash, Gesmer & Updegrove, LLP (contained in the opinion filed as Exhibit 5 to this Registration Statement).

24	Power of Attorney (included in the signature page of this Registration Statement).